UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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TOLLGRADE COMMUNICATIONS, INC.
(Name of Registrant as Specified in Its Charter)

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
PARCHE, LLC
RAMIUS ENTERPRISE MASTER FUND LTD
RAMIUS ADVISORS, LLC
RCG STARBOARD ADVISORS, LLC
RAMIUS LLC
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
SCOTT C. CHANDLER
JEFFREY LIBSHUTZ
EDWARD B. MEYERCORD, III

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Ramius Value and Opportunity Master Fund Ltd, an affiliate of Ramius LLC (“Ramius”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2009 annual meeting of shareholders of Tollgrade Communications, Inc., a Pennsylvania corporation.

On July 30, 2009, Ramius issued the following press release:

Ramius Sends Letter to Tollgrade Stockholders

Urges Stockholders to Vote FOR all Three of Ramius's Highly-Qualified Nominees on the GOLD Proxy Card Today

NEW YORK, July 30 /PRNewswire/ -- RCG Starboard Advisors, LLC, a subsidiary of Ramius LLC (collectively, "Ramius"), today announced it has sent the attached letter to Tollgrade Communications, Inc. (Nasdaq: TLGD - News) stockholders in connection with the 2009 Annual Meeting of Tollgrade shareholders scheduled to be held on August 5, 2009.

Ramius urges stockholders to elect its three highly qualified nominees -- Scott Chandler, Ed Meyercord and Jeffrey Solomon -- by telephone, Internet or by signing, dating and returning their GOLD proxy card today.

The letter has been filed with the SEC and is available on the SEC's website at http://www.sec.gov.

July 30, 2009

Dear Fellow Tollgrade Communications, Inc. Stockholder,

The Annual Meeting of Tollgrade stockholder's is scheduled for August 5, 2009. As you may know, RCG Starboard Advisors, LLC, a subsidiary of Ramius LLC (together with its affiliates, "Ramius") is the largest stockholder of Tollgrade Communications, Inc. and has nominated three director candidates for election to the Tollgrade Board of Directors at the Annual Meeting. If elected, these three highly-qualified individuals -- Scott Chandler, Ed Meyercord and Jeff Solomon -- would replace three long-time incumbent members of the Board who have overseen the Company through an extended period of material underperformance and loss of stockholder value.

We firmly believe the election of the Ramius nominees would bring several key attributes to the Board, including extensive telecom industry experience and a large vested financial interest in the future performance of Tollgrade. These attributes have been missing from the Board for too long. Now is your chance to help us bring much-needed change to the composition of the Board to ensure that Tollgrade is run with the best interests of ALL stockholders in mind.

With the Annual Meeting just one week away, we would like to thank the stockholders who have already cast their vote in support of the Ramius nominees and we urge all stockholders who have not yet voted their shares to follow the instructions on the GOLD proxy card and vote to elect all three Ramius nominees -- Scott Chandler, Ed Meyercord and Jeff Solomon -- by internet or telephone today. If you have already voted to support management's nominees, there is still time to change your mind and vote for the Ramius nominees.

RiskMetrics Group and PROXY Governance, Inc. Support Our Efforts to Bring Much-Needed Change to the Composition of the Board

We are pleased to report that two of the leading independent proxy advisory firms have voiced their strong support for changes to the Board. Many of the world's largest institutional and mutual fund investors rely on the in-depth analysis and insight provided by these advisory firms to assist them in their proxy voting decision-making. In the case of Tollgrade, both RiskMetrics Group and PROXY Governance, Inc. have recommended that stockholders vote the GOLD proxy card in support of Mr. Meyercord and Mr. Solomon.

In its analysis, RiskMetrics stated, "In sum, we believe the dissident candidates are highly skilled and experienced as evidenced by over 55 years combined business and finance experience including 35 years within the telecom industry. And, in addition to having vast knowledge of this industry, nominees Solomon and Myercord (sic) have extensive turnaround experience. Lastly, we believe all possess the ability to bring new ideas and a fresh perspective to the board."

In its analysis, PROXY Governance, Inc., noted that, "Because the dissidents have made a compelling case that the board would benefit from the additional perspective of both a large shareholder as well as the addition of another director with deep industry experience, . . . we believe shareholders would be best served by electing dissident nominees Solomon and Meyercord."

The Incumbent Directors Up For Election At The Meeting -- James Barnes, David Egan And Brian Mullins -- Are Ill-Equipped To Oversee A Turnaround Of Tollgrade

The Board nominees we are seeking to replace include two attorneys from the same law firm and a retired packaging executive with no relevant telecom industry experience. The average tenure of these three directors is over ten years on the Board and these three directors own, in the aggregate, less than 20,000 shares of Tollgrade, representing a market value of less than $100,000. Not a single director on the current Board has purchased a share of Tollgrade stock in the past two years, despite each of them collecting annual Board fees of approximately $100,000 per year.

James J. Barnes is an attorney at Reed Smith specializing in executive compensation matters. He has served as a Director since 1997 and is Chairman of Tollgrade's Compensation Committee.

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The company, however, has failed to meet performance targets approved by the Compensation Committee and designed to enhance stockholder value under its Management Incentive Compensation Plan (MICP) for each of the last five years.

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During Mr. Barnes' tenure on the Board, since April 23, 1997, stockholders have lost approximately 44% of the value of their investment in Tollgrade. Over that time period an investment in the NASDAQ Composite would have earned investors a 74% return.

David S. Egan is the Chief Marketing Officer at Reed Smith and has served as a Director since 1998.

•	Mr. Egan has no relevant industry experience, no relevant financial expertise, and owns only 4,166 shares of Tollgrade, representing a market value of less than $23,000.

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During Mr. Egan's tenure on the Board, since May 5, 1998, stockholders have lost approximately 55% of the value of their investment in Tollgrade. Over that time period an investment in the NASDAQ Composite would have earned investors a 12% return.

Brian C. Mullins is a retired executive of SCA North America, Packaging Division, a manufacturer of protective packaging and material-handling products, and has served as a Director since 2003.

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Mr. Mullins has no relevant industry experience and owns only 3,216 shares of Tollgrade, representing a market value of less than $18,000. He owns the fewest shares of any of the incumbent directors of Tollgrade.

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During Mr. Mullins' tenure on the Board, since January 22, 2003, stockholders have lost approximately 53% of the value of their investment in Tollgrade. Over that time period an investment in the NASDAQ Composite would have earned investors a 54% return.

Conversely, the Ramius Nominees Have the Skills and Incentives Needed on the Tollgrade Board

The Ramius nominees have a combined 55 years of senior and executive level experience, including 35 years of directly relevant experience in the telecom equipment and services industries. Additionally, as a senior executive of Ramius, Mr. Solomon is a representative of the Company's largest stockholder.

Scott Chandler has over 20 years of experience in the telecom equipment and services industries including positions at U S WEST, C-COR, RHYTHMS NetConnections, and, most recently, Franklin Court Partners, a telecom consulting practice that he founded in 2001.

Ed Meyercord has over 15 years of experience in the telecom services industry, most recently as President, Chief Executive Officer, and Director of Cavalier Telephone, a privately held voice and data services provider with over $500 million in revenue. Prior to Cavalier, Mr. Meyercord served in various roles at Talk America, Inc., including stints as both the CFO and CEO of the company. Mr. Meyercord was instrumental in the eventual sale of Talk America to Cavalier and was asked to join the combined company as the CEO.

It is important to note that Mr. Chandler and Mr. Meyercord have both served as the CEO and CFO of public companies and are well qualified and willing to serve as a financial expert and Chairman of the Audit Committee.

Jeffrey Solomon is a Founder and Managing Member of Ramius LLC, a $7 billion diversified investment management firm. Ramius is the largest shareholder of Tollgrade, with a current ownership of over 15.5% of the company. Mr. Solomon has extensive experience in corporate finance, restructuring, mergers and acquisitions, and corporate governance. As a representative of the largest stockholder, Mr. Solomon has a large vested interest in the future performance of Tollgrade.

In summary, the Ramius nominees are ready, willing, and able to work with management and the other members of the Board to oversee a turnaround of Tollgrade. If elected, the Ramius nominees will ensure that the best interests of all stockholders are represented in the board room. We thank stockholders who have already voted their shares on the GOLD proxy card to elect Scott Chandler, Ed Meyercord and Jeff Solomon and urge all other stockholders to follow the instructions on the GOLD proxy card to vote your shares in support of all three Ramius nominees by internet or telephone today.

We look forward to receiving your support at the upcoming Annual Meeting.

Best Regards,

Peter A. Feld

Ramius LLC

Please follow the instructions on the enclosed GOLD proxy card to vote your shares by phone or over the internet to ensure your vote is received in time. You can also sign, date and return the enclosed GOLD proxy card in the overnight mail return envelope provided. If you have any questions, or require assistance in voting your shares, please call our proxy solicitors:

Innisfree M&A Incorporated

Stockholders Please Call Toll-Free: (877) 717-3898

Banks or Brokers Call Collect: (212) 750-5833

About Ramius LLC

Ramius LLC is a registered investment advisor that manages assets in a variety of alternative investment strategies. Ramius LLC is headquartered in New York with offices located in London, Luxembourg, Tokyo, Hong Kong and Munich.

Media Contact:
Peter Feld / Ramius LLC / (212) 201-4878